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                                   EXHIBIT 2.3

                  TERMINATION, RELEASE AND SETTLEMENT AGREEMENT

         This Agreement is made this -- day of December, 1999 (the "Effective Date") by and among Futech Interactive Products, Inc., an Arizona corporation ("Futech"), Fundex Games, Ltd., a Nevada corporation ("Fundex"), Janex International, Inc., a Colorado corporation ("Janex"), Futech Interactive Products (Delaware) Inc., a Delaware corporation ("Futech Delaware"), Futech Toys & Games, Inc., a Nevada corporation ("Futech Nevada"), Vincent W. Goett ("Goett"), Carl E. Voigt, III, and Carl E. Voigt, IV. Futech, Janex, Futech Delaware, and Futech Nevada are sometimes collectively referred to as the "Remaining Constituents". Carl E. Voigt, III, and Carl E. Voigt, IV, are sometimes collectively referred to as the "Fundex Shareholders". Goett is sometimes referred to as the "Remaining Shareholder".

                                    RECITALS

         A. The parties have entered into a certain Merger Agreement dated as of June 7, 1999 (the "Merger Agreement"), pursuant to which Futech, DaMert Company, a California corporation ("DaMert"), Trudy Corporation, a Delaware corporation ("Trudy"), and Janex are to merge with and into Futech Delaware and Fundex is to merge with an into Futech Nevada (such transactions being referred to as the "Mergers").

         B. Fundex and the Fundex Shareholders have formally withdrawn as participants in the Mergers on December 21, 1999 (the "Withdrawal Date") and the Remaining Constituents have accepted such withdrawal.

         C. As of the Withdrawal Date the parties have orally agreed on their understanding with respect to the withdrawal of Fundex and the Fundex Shareholders as participants in the Mergers. The parties now desire to memorialize such understanding pursuant to this Agreement and to resolve all other matters or issues with respect to Fundex, Fundex Shareholders and the Remaining Constituents.

                                     CLAUSES

         In consideration of the foregoing and the mutual covenants and agreements set forth below, the parties agree as follows:

I.   TERMINATION OF FUNDEX AND FUNDEX SHAREHOLDERS AS PARTIES TO MERGERS

     A. The parties agree that Fundex and the Fundex Shareholders are hereby terminated as parties to the Mergers and the Merger Agreement, and that Fundex and the Fundex Shareholders are released from all rights and obligations under the Merger Agreement as if they were never parties to such Agreement.


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     B.   Other than describing the terms of the License Agreement (defined below), the Remaining Constituents will cause all references to Fundex and the Fundex Shareholders to be removed from the Merger Agreement and from any and all documents filed with the Securities and Exchange Commission or any other governmental agency in connection with any filings required as a result of the Mergers.

     C. As soon as practical after the execution of this Agreement, Futech will notify the Securities and Exchange Commission that Fundex is no longer a party to the Mergers and will provide evidence reasonably acceptable to Fundex that the Securities and Exchange Commission has been so notified.

II.  RELEASE

     A. Each of the Remaining Constituents and the Remaining Shareholder voluntarily and without qualification waives, releases, covenants not to sue, acquits and forever discharges the Fundex Shareholders, 'Fundex and their officers, directors, shareholders, agents, employees, heirs, successors, and assigns (the "Fundex Released Parties") from all claims, demands, actions, liabilities, causes of action and any other claims for relief, compensation or remuneration whatsoever, in law or equity, known or unknown (the "Claims"), which any of them now has, or may have had, relating in any manner to the Mergers, the Merger Agreement or any other matter involving the parties which arose on or prior to the Effective Date, whether or not the Remaining Constituents or the Remaining Shareholder has knowledge of the same. The parties specifically intend that this Agreement constitutes a general release of the Fundex Released Parties from any and all claims, notwithstanding any statute, rule of law, or rule of judicial construction to the contrary, and that the preceding constitutes a material inducement to Fundex and the Fundex Shareholders to enter into this Agreement. The Remaining Constituents and the Remaining Shareholder agree that this Agreement constitutes a complete, general release, settlement and compromise of all Claims against the Fundex Released Parties including, but not limited to: (1) claims for indemnification, segregation or other obligations arising pursuant to the interpretation of any law or otherwise; (2) claims that may arise in the future with respect to the claims, events or matters already in existence; and (3) unknown claims and/or unlisted claims, including any Claims under any statute or common law.

     B. Each of Fundex and the Fundex Shareholders voluntarily and without qualification waives, releases, covenants not to sue, acquits and forever discharges the Remaining Shareholder, Remaining Constituents and their officers, directors, shareholders, agents, employees, heirs, successors and assigns (the "Non-Fundex Released Parties") from all Claims, which any of them now has, or may have had, relating in any manner to the Mergers, the Merger Agreement or any other matter involving the parties which arose on or prior to the Effective Date, whether or not Fundex and the Fundex Shareholders have knowledge of the same. The parties specifically intend


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          that this Agreement constitutes a general release of the Non-Fundex
          Released Parties from any and all Claims, notwithstanding any statute, rule of law, or rule of judicial construction to the contrary, and that the preceding constitutes a material inducement to the Remaining Constituents and the Remaining Shareholder to enter into this Agreement. Fundex and the Fundex Shareholders agree that this Agreement constitutes a complete, general release, settlement and compromise of all Claims against the Non-Fundex Released Parties including, but not limited to: (1) claims for indemnification, segregation or other obligations arising pursuant to the interpretation of any law or otherwise; (2) claims that may arise in the future in respect to the claims, events or matters already in existence; and (3) unknown claims and/or unlisted claims, including any claims under any statute or common law.

     C. The releases provided in this Agreement do not release any party with respect to Claims arising as a result of a party's failure to comply with this Agreement.

     D. The Remaining Constituents and the Remaining Shareholder hereby covenant and agree never to sue Fundex or the Fundex Shareholders on the basis of any and all claims of any type arising in any way out of the Merger Agreement or the termination of the participation of Fundex or the Fundex Shareholders in the Mergers. The Remaining Constituents and the Remaining Shareholder covenant to use their best efforts to assure DaMert, Trudy, their officers, shareholders, successors and assigns never sue Fundex or Fundex's Shareholders on the basis of any and all claims of any type arising in anyway out of the Merger Agreement or Termination of Fundex's participation in the Mergers.

III. INDEMNIFICATION

     The Remaining Constituents, the Remaining Shareholder their successors and assigns hereby agree to, jointly and severally, indemnify Fundex and the Fundex Shareholders and hold Fundex and the Fundex Shareholders harmless from and against any and all loss, liability, claim, cost, damage and expense whatsoever (including without limitation any legal and other fees and expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit
 .or proceeding) arising out of or in any way connected to the Mergers and the Merger Agreement, including, without limitation, any filings with the Securities and Exchange Commission or any governmental authority in connection with the Mergers or any action or Claim against Fundex or the Fundex Shareholders by any party to the Merger Agreement, including DaMert, Trudy, their shareholders, officers, successors and assigns.

IV.  FUTECH LOAN

     Futech has previously loaned to Fundex the sum of Two Hundred Twenty-Five Thousand Dollars ($225,000) (the "Loan"). In consideration of the Release by Fundex of the Remaining Constituents and the Remaining Shareholder pursuant to this Agreement and the other agreements of Fundex pursuant to this Agreement, and as liquidated damages for any claims which Fundex may have against any of the Remaining Constituents or Remaining Shareholder, Futech agrees that the


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obligation of Fundex to repay the Loan, including any interest or other charges accrued on such loan, is hereby forgiven in its entirety. Futech shall return any executed note evidencing the Loan to Fundex which note will be marked "Canceled".

V.   CERTAIN INVENTORY

     A. Fundex is in possession of Wet Pet inventory owned by Futech,, which inventory was to be marketed by Fundex. Futech agrees that Fundex will be entitled to retain such inventory and hereby assigns, transfers and conveys to Fundex free and clear of all liens, claims and encumbrances, all right, title and interest in such inventory. As consideration for the transfer of all the inventory to Fundex, Fundex hereby grants to Futech a credit against future purchases of inventory from Fundex by Futech in the amount of $50,000. Futech may use such credit against any purchases of inventory from Fundex during the twenty four (24) month period beginning on the Effective Date. Any unused credit will expire upon the expiration of such twenty four (24) month period. Futech will only be entitled to utilize such credit to the extent of fifty per. cent (50%) of the purchase price of inventory purchased from Fundex with respect to any order, until the entire credit is utilized. A price list is attached hereto and incorporated herein, Exhibit A.

     B. Futech agrees to purchase from Castlespring Enterprises Ltd all inventory and components related to NASCAR Board Games previously marketed by Fundex. Fundex agrees that it will no longer market the NASCAR Board Games.

VI.  LICENSE AGREEMENT

     Futech and Fundex have entered into a License Agreement dated June 7, 1999 ("License Agreement"). Fundex and Futech agree that as soon as practical after the execution of this Agreement, the License Agreement shall be amended as follows:

     A. All references to the Loan, Merger and Merger Agreement shall be deleted.

     B. Notwithstanding anything in the License Agreement to the contrary, provided prior written notice, Futech may assign the License Agreement to Janex.

     C. Pursuant to the provisions of Section (a)(ii) of the License Agreement, the rights licensed to Fundex with respect to certain Futech Products shall include "Malibu Fun Products" and "Wet Pets Products", and the License Agreement shall be modified in all respects to evidence the addition of such additional products. For purposes of the "Malibu Fun Products" and "Wet Pets Products" Janex is hereby added as a party to the license agreement and agrees to and is bound by the terms and provisions of such License Agreement.

     D. Fundex will be granted the option to extend the term of the License for an additional one (1) year upon written notice to Futech on or before September 30, 2000. Fundex


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          will provide Futech with forecasts for items under the license agreement for the following fiscal year no later than September 30 of the preceding year. These projections are forecasts and Fundex makes no representations and warranties that such forecasts will be achieved. Parties agree not to sue Fundex or Fundex Shareholders for any reasons with respect to the forecasts.

     A. Fundex will agree that all products manufactured by or for Fundex under the License Agreement will be manufactured by Early Light International (Holdings) Ltd. ("Early Light") or such other manufacturer approved by Futech, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Fundex is presently manufacturing certain of the products and has incurred substantial tooling and other costs in connection with such manufacturing. In the event that Futech does not consent to the manufacturer of the products as currently being manufactured by Fundex, then Futech shall be responsible for and shall pay all tooling and other costs incurred by Fundex in connection with the manufacturer of the products at a facility other than the current facility being utilized by Fundex. Any tooling owned by Futech will be forwarded to Early Light at Futech's reasonable request.

     B. Futech shall have the non-exclusive right to market, distribute and sell all other products of Fundex (the "Fundex Other Products"), including but not limited to marketing on the wholesale distribution portion of the Futech/New Futech Internet site. The Fundex Licensed Products and the Fundex Other Products are sometimes collectively referred to in this Section as the "Fundex Products". Fundex agrees that it will not permit any third party the exclusive right to market on the Internet the products manufactured by or for Fundex under the License Agreement, subject to the rights of Fundex to offer or sell said products on its own Web site. At Futech's cost, Fundex will provide Futech catalogue artwork and/or photographs on computer media, including CD Rom."

     C. For the Fundex Products which are purchased by Futech, Futech shall pay Fundex ninety percent (90%) of the wholesale sales price for such products. For Fundex Products sold through the Futech Internet site, Fundex shall be compensated by Futech for ordinary and reasonable costs for fulfillment and shipping costs associated with the shipment to the consumer. All amounts due from Futech to Fundex shall be payable within thirty (30) days of Fundex shipping Fundex Products.

     D. All amounts payable for third party licenses, (i.e., Jellibies) above shall be payable directly to Futech (who shall be responsible for all payments to the original licensor) on a calendar quarterly basis, by the 254 day following the month to which the payments relate. Amounts not timely paid shall accrue interest at the rate of eighteen percent (18%) per annum from the due date until paid in full. Fundex agrees to pay to Futech $15,000 (minimum royalties) on the Jellabies license. To the extent the royalties paid to Futech for Jellabies products is less than Minimum Royalty during the two year license period, Fundex shall pay the difference between the amount paid to Futech and the Minimum Royalty within 30 days after the end of the licensing period.


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     E.   Except as provided for above in this Section, the License Agreement remains in full force and effect, unmodified, and enforceable pursuant to its terms.

     F. The parties will use reasonable best efforts-to continue jointly developing new products to be incorporated into the existing License Agreement upon similar terms.

I.   GENERAL

     A. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns.

     B. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law and rules thereof.

     C.   ARBITRATION

          (i) Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or, if not applicable, the applicable Delaware law), the rules of practice and procedure for the arbitration of commercial disputes of the AAA, and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

          (ii) Special Rules. The arbitration shall be conducted in Chicago, Illinois, and administered by AAA, who will appoint an arbitrator. All arbitration hearings will be commended within ninety (90) days of the demand for arbitration. Further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional sixty
               (60) days. Notwithstanding any other term of this Agreement, (a) the party seeking and initiating the arbitration shall advance funds, as necessary, to institute and conduct the arbitration procedure; and (b) following a final determination of the matter submitted to arbitration, the non-prevailing party shall bear, and shall promptly pay, the cost of the arbitration procedure and of the reasonable


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               costs and expenses, including attorneys' fees, of the prevailing party.

     D. This Agreement may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties will constitute a single instrument. If the parties agree to accept facsimile signatures and counterparts to this Agreement facsimile signatures will for all purposes be binding upon the parties.

     E. All press releases regarding this Agreement and the relationship among the parties will be reasonably approved by the other party prior to issuance.

     F. Fundex shall promptly file a trademark assignment assigning to Futech its rights, if any, to the trademarks "Tracksounds" and "Soundzone".

                             FUTECH INTERACTIVE PRODUCTS, INC.
                             an Arizona Corporation

                             By:  /s/ Vincent Goett
                             Its: __________________


                             FUTECH GAMES, LTD.
                             a Nevada Corporation

                             By: /s/ Carl E. Voigt, Iv
                             Its: __________________


                             JANEX INTERNATIONAL, INC.
                             a Colorado Corporation

                             By:  /s/ Vincent Goett
                             Its: __________________


                             FUTECH INTERACTIVE PRODUCTS (DELAWARE), INC.
                             a Delaware Corporation

                             By:  /s/ Vincent Goett
                             Its: __________________


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                             FUTECH TOYS AND GAMES, INC.
                             a Nevada Corporation

                             By: /s/ Carl E. Voigt, IV
                             Its: __________________



                             /s/ Vincent Goett
                             ---------------------
                             Vincent Goett


                             /s/ Carl E. Voigt, III
                             ---------------------
                             Carl E. Voigt, III


                             /s/ Carl E. Voigt, IV
                             ---------------------
                             Carl E. Voigt, IV